EXHIBIT (G)(4)

APPENDIX D

TO THE

CUSTODIAN AGREEMENT

BETWEEN

EACH OF THE INVESTMENT COMPANIES

LISTED ON APPENDIX "A" THERETO

AND

THE BANK OF NEW YORK

DATED AS OF JULY 1, 2001

A. Central Funds

Trust	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fund
Fidelity Garrison Street Trust		Fidelity Money Market Central Fund
Fidelity Revere Street Trust		Fidelity Cash Central Fund
Fidelity Revere Street Trust		Fidelity Municipal Cash Central Fund
Fidelity Revere Street Trust		Fidelity Securities Lending Cash Central Fund

B. Freedom Funds

Trust	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fund
Fidelity Aberdeen Street Trust		Fidelity Freedom Income Fund
Fidelity Aberdeen Street Trust		Fidelity Freedom 2000 Fund
Fidelity Aberdeen Street Trust		Fidelity Freedom 2010 Fund
Fidelity Aberdeen Street Trust		Fidelity Freedom 2020 Fund
Fidelity Aberdeen Street Trust		Fidelity Freedom 2030 Fund
Fidelity Aberdeen Street Trust		Fidelity Freedom 2040 Fund